EXHIBIT 99.1

Contact:	D. Anthony Peay - (804) 632-2112 Executive Vice President / Chief Financial Officer
Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody, Dow Jones, Investor Relations Service

October 1, 2004         4:00 p.m.             Traded: NASDAQ             Symbol: UBSH

UNION BANKSHARES INCREASES CASH DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — The Board of Directors of Union Bankshares Corporation has declared a semi-annual dividend of $.35 per share, a 6.1% increase from the semi-annual dividend paid May 3, 2004 and an 11.3% increase from the November 1, 2003 dividend. The dividend is payable on November 1, 2004 to shareholders of record as of October 20, 2004.

Union Bankshares provides full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (30 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the cities of Charlottesville and Fredericksburg and a loan production office in Manassas), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Bank of Williamsburg (2 locations in Williamsburg and Newport News) and Rappahannock National Bank in Washington, Virginia. In addition, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products.

The Company also announced that effective September 13, 2004, the operations of Guaranty Bank had been merged with and into its largest subsidiary, Union Bank & Trust Company.

This press release may contain “forward looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks, uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.